Exhibit 99.1

August 13, 2003                                       FOR IMMEDIATE RELEASE
                                                      Contact: Philip Paras, CFO
                                                               (315-926-8100)





PRESS RELEASE



     Seneca Foods Corporation reported net sales for the quarter ended June 28, 2003, totaling $151,296,000 versus $123,255,000 for the comparable period last year. The current year's net earnings were $3,672,000 or $.35 per diluted share, compared with $1,932,000 or $.19 per diluted share, last year. The operating results for the quarter include one month of activity related to the Chiquita Processed Foods, LLC acquisition on May 27, 2003.

     Seneca Foods Corporation is primarily a vegetable processing company with manufacturing facilities located throughout the United States. Its products are sold under the Libby's(R), Aunt Nellie's Farm Kitchen(R), Stokely's(R), READ(R), and Seneca(R) labels as well as through the private label and industrial markets. In addition, under an alliance with General Mills Operations, Inc., a successor to the Pillsbury Company and a subsidiary of General Mills, Inc., Seneca produces canned and frozen vegetables, which are sold by General Mills Operations, Inc. under the Green Giant(R) label. Seneca's common stock is traded on the Nasdaq National Stock Market under the symbols "SENEA" and "SENEB".

                            Seneca Foods Corporation
                     Consolidated Statements of Net Earnings

                  For the Periods Ended June 28, 2003 and 2002

                  (In thousands of dollars, except share data)


                                                                                          Quarter
                                                                                 --------------------------
                                                                                   2003             2002
                                                                                   ----             ----

Net sales                                                                        $ 151,296        $ 123,255
                                                                                 =========        =========

Earnings before income taxes                                                      $  6,020         $  3,274

Income taxes                                                                         2,348            1,342
                                                                                 ---------        ---------
Net earnings                                                                      $  3,672         $  1,932
                                                                                 =========        =========

Basic earnings per share                                                          $   0.55         $   0.29
                                                                                 =========        =========
Diluted earnings per share                                                        $   0.35         $   0.19
                                                                                 =========        =========

Weighted average shares outstanding basic                                        6,675,485        6,588,637
                                                                                 =========        =========

Weighted average shares outstanding diluted                                     10,547,952       10,225,371
                                                                                ==========       ==========

Note 1: The diluted earnings per share includes the effect of convertible shares.

Note 2: Results include the Chiquita Processed Foods, L.L.C. operations from the date of acquisition, May 27, 2003 (one month).

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